Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 31, 2006 with respect to the consolidated financial statements and schedule of SPACEHAB, Incorporated and subsidiaries appearing in the 2007 Annual Report of the SPACEHAB, Incorporated to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended June 30, 2007 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Houston, Texas

June 17, 2008